EXHIBIT 99.1

Pain Therapeutics Reports Q3 2013 Financial Results

AUSTIN, Texas, Oct. 31, 2013 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE) today reported financial results for the quarter and nine months ended September 30, 2013. Net loss was $762,000, or $0.02 per share in Q3 2013, compared to a net loss of $1,550,000, or $0.03 per share in Q3 2012. Cash and investments were $51.0 million at September 30, 2013.

"We still expect our net cash usage to be under $10 million in CY2013," said Remi Barbier, Chairman, President & CEO. "Based on recent developments, we also believe Pfizer has a robust plan to resubmit the REMOXY® NDA. Key elements of this plan include doing a bioequivalence study and an abuse-potential study using REMOXY, all of which we believe may result in a stream of technical milestones now through 2015."

Q3 2013 Financial Detail

  Program fee revenue reflects the non-cash revenue we recognize from upfront program fees received in prior years.

  Research and development expenses decreased to $1.4 million in Q3 2013 from $2.4 million in Q3 2012 and to $3.8 million in the first nine months of 2013 from $5.5 million in the first nine months of 2012, primarily due to lower cash-based compensation and lower non-cash stock related compensation. Non-cash stock related research and development expenses decreased to $1.0 million in the first nine months of 2013 from $2.0 million in the first nine months of 2012.

  General and administrative expenses decreased to $1.3 million in Q3 2013 from $2.0 million in Q3 2012, and to $3.7 million in the first nine months of 2013 from $5.0 million in the first nine months of 2012, primarily due to lower cash-based compensation and lower non-cash stock related compensation. Non-cash stock related general and administrative expenses decreased to $1.3 million in the first nine months of 2013 from $2.0 million in the first nine months of 2012.

About REMOXY

Our lead drug candidate, REMOXY, is an extended-release oral formulation of oxycodone for the management of moderate-to-severe pain when a continuous, around-the-clock opioid analgesic is needed for an extended period of time. We designed REMOXY to discourage common methods of tampering and misuse.

Pfizer, Inc. (NYSE:PFE) is our exclusive, worldwide commercial partner for REMOXY® (oxycodone) Extended-Release Capsules CII, except as to Australia and New Zealand.

REMOXY Deal Economics

  We are eligible to receive from Pfizer a $15.0 million payment upon FDA approval of REMOXY.

  After commercial launch of REMOXY, we will receive from Pfizer a royalty of 20% of net sales in the United States, except as to the first $1.0 billion in cumulative net sales, which royalty is set at 15%. Outside the United States, the royalty rate is 10%.

  We will also receive from Pfizer a supplemental payment of 6.0% to 11.5% of net sales, depending on the range of total dollar sales in each year, covered by the strategic alliance. This supplemental payment is tied to the full amount of our financial obligations to Durect Corporation (Nasdaq:DRRX), our exclusive supplier of certain excipients in REMOXY.

  In October 2013, Pfizer returned to us all rights with respect to abuse-resistant formulations of hydrocodone, hydromorphone and oxymorphone. These drug assets now vest exclusively in PTI without any royalty or other obligation to Pfizer. We are free to develop and commercialize these assets on our own or with a licensee of our choice, and may do so without notice or approval from Pfizer. Investigational New Drug (IND) applications for all three drug assets are in place with FDA. We have not yet made a decision to develop or to out-license these three drug assets.

About Pain Therapeutics, Inc.

Pain Therapeutics, Inc. is a biopharmaceutical company that develops novel drugs. The FDA has not approved any of our drug candidates for commercial sale. For more information, please visit www.paintrials.com.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the company's projected cash usage for 2013; Pfizer's development plan, including expected studies, and the timing of any complete response submission for REMOXY; potential future milestone payments and royalties under the strategic alliance with Pfizer based on milestones and on revenue from REMOXY; the potential development of other abuse-resistant drug candidates; and funding obligations of Pfizer under the strategic alliance. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in carrying out additional studies relating to, and obtaining regulatory approval of REMOXY and in development, testing and pursuit of regulatory approval of our other drug candidates; unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates; possible decisions by Pfizer to delay or not continue, or to devote less resources to, the development of REMOXY; difficulties or delays in commercialization efforts with respect to our products, if any are approved for marketing, or failure of such products to gain market acceptance; the uncertainty of patent protection for our intellectual property or trade secrets; unanticipated additional research and development, litigation and other costs; and the potential for abuse-resistant pain medications or other competing products or therapies to be developed by competitors and potential competitors or others. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission.

– Financial Tables Follow –

PAIN THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue
Program fee revenue	$ 1,958	$ 2,725	$ 5,875	$ 8,173
Collaboration revenue	--	--	--	249
Total revenue	1,958	2,725	5,875	8,422
Operating expenses
Research and development	1,444	2,379	3,766	5,504
General and administrative	1,290	2,001	3,647	4,975
Total operating expenses	2,734	4,380	7,413	10,479
Operating loss	(776)	(1,655)	(1,538)	(2,057)
Interest income	14	105	67	405
Net loss	$ (762)	$ (1,550)	$ (1,471)	$ (1,652)
Net loss per share, basic and diluted	$ (0.02)	$ (0.03)	$ (0.03)	$ (0.04)
Weighted-average shares used in computing net loss per share, basic and diluted	45,037	44,601	44,990	44,703

CONDENSED BALANCE SHEETS
(in thousands)
			September 30, 2013	December 31, 2012(1)
			(Unaudited)
Assets
Current assets
Cash, cash equivalents and marketable securities			$ 51,027	$ 56,254
Other current assets			389	253
Total current assets			51,416	56,507
Non-current assets
Other assets			340	352
Total assets			$ 51,756	$ 56,859
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued development expenses			$ 1,273	$ 1,290
Deferred program fee revenue - current portion			7,832	7,832
Other accrued liabilities			550	877
Total current liabilities			9,655	9,999
Non-current liabilities
Deferred program fee revenue - non-current portion			27,412	33,287
Other liabilities			437	437
Total liabilities			37,504	43,723
Stockholders' equity
Common Stock and additional paid-in-capital			151,373	148,783
Accumulated other comprehensive income			1	4
Accumulated deficit			(137,122)	(135,651)
Total stockholders' equity			14,252	13,136
Total liabilities and stockholders' equity			$ 51,756	$ 56,859

(1) Derived from the Company's annual financial statements as of December 31, 2012, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.
CONTACT: For More Information Contact:

         Peter S. Roddy
         Vice President and Chief Financial Officer
         Pain Therapeutics, Inc.
         proddy@paintrials.com
         (512) 501-2450